Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement filed with the Securities and Exchange Commission on Form S-8 (file No. 333-72834) of AmericanWest Bancorporation of our report dated June 15, 2004, with respect to the statement of net assets available for benefits of the AmericanWest Bank Profit Sharing 401(k) Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2004 annual report on Form 11-K of the AmericanWest Bank 401(k) Retirement Savings Plan, (formerly, the AmericanWest Bank Profit Sharing 401(k) Plan).

/s/ Moss Adams LLP

Everett, Washington

June 27, 2005